Ambassador Susan E. Rice Appointed to Netflix Board of Directors

March 28, 2018--Netflix Inc. today announced the appointment to its board of directors of Ambassador Susan E. Rice, a former US National Security Advisor and Ambassador to the United Nations.

Ambassador Rice is currently a Distinguished Visiting Research Fellow at American University’s School of International Service, Non-Resident Senior Fellow at the Belfer Center for Science and International Affairs at Harvard’s Kennedy School of Government, and Contributing Opinion Writer for the New York Times.

“We are delighted to welcome Ambassador Rice to the Netflix board,” said Netflix co-founder and CEO Reed Hastings. “For decades, she has tackled difficult, complex global issues with intelligence, integrity and insight and we look forward to benefiting from her experience and wisdom.”

“I am thrilled to be joining the board of directors of Netflix, a cutting-edge company whose leadership, high-quality productions, and unique culture I deeply admire,” said Ambassador Rice.

From 2013-2017, Ambassador Rice directed the National Security Council staff, chaired the Cabinet-level National Security Principals committee, provided the daily national security briefing to President Barack Obama, and was responsible for the formulation, coordination and implementation of all aspects of administration’s foreign and national security policy, intelligence and military efforts. From 2009 to 2013, she served as the US Permanent Representative to the United Nations and as a cabinet member.

Previously, Ambassador Rice held positions as US Assistant Secretary of State for African Affairs and as a Special Assistant to President William J. Clinton, Senior Director, and Director on the National Security Council staff. She was a Senior Fellow at the Brookings Institution in Washington DC from 2002-2008.

Ambassador Rice began her career as a management consultant with McKinsey and Company in Toronto, Canada. She has served on numerous boards, including the John F. Kennedy Center for the Performing Arts, Bureau of National Affairs, National Democratic Institute, and the US Fund for UNICEF.

Ambassador Rice received her Master's degree (M.Phil.) and PhD (D.Phil.) in International Relations from New College, Oxford University, England, where she was a Rhodes Scholar, and her BA in History with honors from Stanford University in 1986. In 2017, French President Francois Hollande presented Ambassador Rice with the Award of Commander, the Legion of Honor of France, for her contributions to Franco-American relations.

A native of Washington, DC, Ambassador Rice is married to Ian Cameron, and they have two children.

About Netflix

Netflix is the world's leading internet entertainment service with over 117 million members in over 190 countries enjoying more than 140 million hours of TV shows and movies per day, including original series, documentaries and feature films. Members can watch as much as they want, anytime, anywhere, on nearly any internet-connected screen. Members can play, pause and resume watching, all without commercials or commitments.

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